Exhibit 10.8
February 11, 2021
Paul Grewal
Dear Paul:
This letter agreement amends and restates the offer letter between you and Coinbase, Inc. (the “Company”), dated June 24, 2020 (the “Prior Agreement”) effective February 19, 2021.
You will continue to work in the role of Chief Legal Officer, reporting to the Company’s President and Chief Operating Officer.
1.Cash Compensation. In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.
2.Signing Bonus Clawback. In accordance with the terms of the Prior Agreement, in the event that your employment with the Company ends (but not due to downsizing or layoff) within twelve (12) months of your first day of employment, you agree to repay the signing bonus set forth in the Prior Agreement, pro-rated with respect to the amount of time you have been employed.
3.Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice.
4.Termination Benefits. You will continue to be eligible to receive certain change in control and severance payments and benefits under the Company’s Change of Control and Severance Policy (the “Severance Policy”) and the participation letter between you and the Company, dated June 24, 2020 (the “Participation Letter”), in each case, attached to this offer letter as Exhibit A.
5.Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Confidential Information, Invention Assignment and Arbitration Agreement by and between you and the Company.
6.No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
7.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the

Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
8.Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.
9.General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.
10.At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.
11.Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
12.Section 409A.     It is intended that all of the severance benefits and other payments payable under this letter agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon your “separation from service” from the Company (within the meaning of Section 409A).
[SIGNATURE PAGE FOLLOWS]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Policy and Participation Letter), including, without limitation, the Prior Agreement. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Very truly yours,

COINBASE, INC.

/s/ Emilie Choi
By: Emilie Choi
Chief Operating Officer, Coinbase, Inc.

ACCEPTED AND AGREED:

PAUL GREWAL

/s/ Paul Grewal
Signature

February 16, 2021
Date
[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]

Exhibit A
COINBASE GLOBAL, INC.
100 Pine Street, Suite 1250
San Francisco, CA 94111
June 24, 2020
Paul Grewal
Re: Participation in Change of Control Severance Policy Dear Paul:
The purpose of this letter is to inform you that you have been designated by Coinbase Global, Inc., a Delaware corporation (the “Company”), as a participant in the Company’s Change of Control Severance Policy, a copy of which is enclosed herewith (as in effect from time to time, the “Policy”). Capitalized terms used in this letter but not otherwise defined herein have the meanings given to those terms in the Policy.
Subject to the terms and conditions of the Policy, if you undergo a COC Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the following amounts of severance benefits described in the Policy:

Severance benefits under Section 2(a): 12 months

COBRA subsidization under Section 2(b): 12 months

Equity acceleration under Section 2(c): 100%
Your participation in the Policy is governed in all respects by the terms and conditions of the Policy, and in the event of any conflict between this letter and the Policy, the Policy will control.

Sincerely,
Coinbase Global, Inc.

/s/ Brian Armstrong

Brian Armstrong, Chief Executive Officer

Acknowledged and agreed,

Signature: /s/ Paul Grewal

Printed Name: Paul Grewal

Date: 6/26/2020